Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES THIRD QUARTER 2005 RESULTS AND
DECLARES FOURTH QUARTER 2005 DIVIDEND

Boston, Massachusetts, November 3, 2005.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2005 results.  Net income for the three months ended September 30, 2005 was $30.5 million, or $1.92 per diluted share, compared to $15.2 million, or $0.98 per diluted share, for the comparable 2004 period.  Net income for the nine months ended September 30, 2005 was $68.2 million, or $4.29 per diluted share, compared to $31.8 million, or $2.06 per diluted share, for the comparable 2004 period.  Safety’s book value per share increased to $23.15 at September 30, 2005 compared to $19.70 at December 31, 2004.  Safety paid $0.42 per share in dividends to investors during the nine months ended September 30, 2005 compared to $0.32 per share during the comparable 2004 period.  Safety paid $0.44 per share in dividends to investors during the year ended December 31, 2004.

Direct written premiums for the three months ended September 30, 2005 increased by $6.4 million, or 4.1%, to $161.2 million from $154.8 million for the comparable 2004 period.  Direct written premiums for the nine months ended September 30, 2005 increased by $17.5 million, or 3.5%, to $514.4 million from $496.9 million for the comparable 2004 period.  The 2005 increase occurred primarily in our personal automobile line, which experienced a 0.4% increase in average written premium and a 2.5% increase in written exposures. In addition, our commercial automobile line’s average written premium decreased by 0.7%, which was more than offset by a 7.3% increase in written exposures, and our homeowners line’s average written premium increased by 7.0%, which was partly offset by a 3.0% decrease in written exposures.

Net written premiums for the three months ended September 30, 2005 increased by $5.4 million, or 3.6%, to $156.9 million from $151.5 million for the comparable 2004 period.  Net written premiums for the nine months ended September 30, 2005 increased by $22.7 million, or 4.6%, to $511.2 million from $488.5 million for the comparable 2004 period.  Net earned premiums for the three months ended September 30, 2005 increased by $8.0 million, or 5.4%, to $157.5 million from $149.5 million for the comparable 2004 period.  Net earned premiums for the nine months ended September 30, 2005 increased by $30.5 million, or 6.9%, to $470.5 million from $440.0 million for the comparable 2004 period. These increases were primarily due to the factors that increased direct written premiums combined with a decrease in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net investment income for the three months ended September 30, 2005 was $7.9 million compared to $6.9 million for the comparable 2004 period. Net investment income for the nine months ended September 30, 2005 was $23.1 million compared to $20.3 million for the comparable 2004 period.  Average cash and investment securities (at cost) increased by $107.6 million, or 15.0%, to $826.8 million for the nine months ended September 30, 2005 from $719.2 million for the nine months ended September 30, 2004 due primarily to a $89.3 million increase in average cash and cash equivalents.  Net effective annualized yield on the investment portfolio decreased to 3.7% during the nine months ended September 30, 2005 from 4.0% during 2004 due to management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 3.2 years at September 30, 2005 from 3.4 years at December 31, 2004.   Net realized gains on investments decreased to $0.5 million for the nine months ended September 30, 2005 from $1.3 million for the comparable 2004 period.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the three months ended September 30, 2005 were 57.0%, 23.3% and 80.3% compared to 69.1%, 24.2% and 93.3% for the comparable 2004 period. Loss, expense and combined ratios calculated under GAAP for the nine months ended September 30, 2005 were 62.4%, 24.1% and 86.5% compared to 72.8%, 24.2% and 97.0% for the comparable 2004 period.  The loss ratio improved as a result of a decrease in personal and commercial automobile bodily injury claim frequency, favorable loss development in our personal automobile line prior year results, and favorable loss development in CAR prior year results.  Total prior year development included in the pre-tax results for the three months and nine months ended September 30, 2005 was $10.2 million and $27.5 million, respectively, compared to $2.2 million prior year development for the three and nine months ended September 30, 2004.

The Board of Directors today approved and declared a $0.18 per share quarterly cash dividend on the issued and outstanding common stock, payable on December 15, 2005 to shareholders of record at the close of business on December 1, 2005.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2004 Form 10-K with the SEC on March 16, 2005, filed its March 31, 2005 and June 30, 2005 Forms 10-Q on May 10 and August 9, 2005, respectively, and urges stockholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our prospectus in the registration statement on Form S-1 filed with the SEC on November 22, 2002.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors

relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2005. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $692,872 and $650,159)	$694,773	$663,509
Equity securities, at fair value (cost: $2,057 and $1,037)	2,157	1,087
Total investment securities	696,930	664,596
Cash and cash equivalents	181,574	155,673
Accounts receivable, net of allowance for doubtful accounts	167,167	150,451
Accrued investment income	8,052	7,008
Receivable from reinsurers related to paid loss and loss adjustment expenses	21,595	18,980
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	81,293	84,167
Prepaid reinsurance premiums	40,946	43,402
Deferred policy acquisition costs	49,763	42,919
Deferred income taxes	18,825	12,679
Equity and deposits in pools	49,775	23,678
Other assets	2,480	2,892
Total assets	$1,318,400	$1,206,445

Liabilities
Loss and loss adjustment expense reserves	$455,813	$450,897
Unearned premium reserves	376,119	337,786
Accounts payable and accrued liabilities	27,672	43,684
Taxes payable	4,570	3,509
Outstanding claims drafts	17,423	16,832
Payable to reinsurers	43,083	16,990
Payable for securities purchased	8,921	10,972
Capital lease obligations	321	485
Debt	19,956	19,956
Total liabilities	953,878	901,111

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 15,743,472 and 15,500,052 shares issued and outstanding, respectively	157	155
Additional paid-in capital	119,015	114,070
Accumulated other comprehensive income, net of taxes	1,301	8,709
Retained earnings	244,049	182,400
Total shareholders’ equity	364,522	305,334
Total liabilities and shareholders’ equity	$1,318,400	$1,206,445

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net earned premiums	$157,521	$149,473	$470,451	$439,983
Net investment income	7,939	6,866	23,051	20,322
Net realized gains on investments	58	712	454	1,316
Finance and other service income	4,322	4,098	12,268	11,698
Total revenue	169,840	161,149	506,224	473,319

Losses and loss adjustment expenses	89,748	103,282	293,720	320,209
Underwriting, operating and related expenses	36,769	36,209	113,335	106,649
Interest expenses	262	168	710	480
Total expenses	126,779	139,659	407,765	427,338

Income before income taxes	43,061	21,490	98,459	45,981
Income tax expense	12,586	6,313	30,236	14,154
Net income	$30,475	$15,177	$68,223	$31,827

Earnings per weighted average common share:
Basic	$1.95	$0.99	$4.39	$2.08
Diluted	$1.92	$0.98	$4.29	$2.06

Cash dividends paid per common share	$0.18	$0.12	$0.42	$0.32

Weighted average number of common shares outstanding:
Basic	15,630,838	15,318,862	15,552,128	15,283,000
Diluted	15,878,212	15,521,420	15,912,808	15,468,389